Exhibit 10.6

2009 LTI Employee Grant Form

RESTRICTED STOCK GRANT AGREEMENT

[Date]

[Name]

Re:	Syniverse Holdings, Inc.

Grant of Restricted Stock

Dear                     (the “Grantee”):

Syniverse Holdings, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s Amended and Restated 2006 Long-Term Equity Incentive Plan (the “Plan”), the Company has granted to you shares of the Company’s Common Stock, par value $0.001 per share, as set forth below (the “Restricted Shares”), subject to the terms and conditions set forth in this Agreement (the “Agreement”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Plan.

Grant Date:

Vesting Date (3-year “cliff” vesting):

Total Number of Restricted Shares:

1. Issuance of Shares. In consideration of the Grantee’s service as an employee of the Company, the Restricted Shares shall be issued to the Grantee, and shall be fully paid and nonassessable and shall be represented by a certificate or certificates issued in the name of the Grantee and endorsed with an appropriate legend referring to the restrictions hereinafter set forth.

2. Conformity with Plan. The grant of Restricted Shares is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, the Grantee acknowledges receipt of this Agreement and the Plan and agrees to be bound by all of the terms of this Agreement and the Plan.

3. Restrictions on Transfer of Shares. The Restricted Shares may not be sold, assigned, transferred, conveyed, pledged, exchanged or otherwise encumbered or disposed of (each, a “Transfer”) by the Grantee, except to the Company or as permitted under the Plan, unless and until they have become nonforfeitable as provided in Section 4 hereof. Any purported encumbrance or disposition in violation of the provisions of this section or the Plan shall be void AB INITIO, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Shares. As and when permitted by the Plan, the Committee may in its sole discretion waive the restrictions on transferability with respect to all or a portion of the Restricted Shares. Notwithstanding the foregoing, Grantee may not Transfer Restricted Shares which have become nonforfeitable as provided in Section 4 hereof unless such Restricted Shares are registered pursuant to the Securities Act of 1933 (the “Securities Act”), are sold under Rule 144 promulgated under the Securities Act or unless the Company, after consultation with counsel, and its counsel agree with Grantee that such Transfer is not required to be registered under the Securities Act.

4. Forfeiture of Shares. If the Grantee ceases to be an employee of the Company for any reason, any non-vested Restricted Shares shall be forfeited by the Grantee to the Company without further consideration or any act or action by Grantee or the Company and the certificate(s) representing the non-vested portion of the Restricted Shares so forfeited shall be canceled as of the date of such termination of employment; provided, however, that if Grantee’s employment is terminated without Cause or Grantee resigns for Good Reason within one year after the effective date of a Change in Control, then any outstanding Restricted Shares shall become fully vested.

5. Dividend, Voting and Other Rights. Grantee shall not be entitled to receive cash or non-cash dividends, if any, paid with respect to the Restricted Shares until the expiration of the restrictions on the forfeitable Restricted Shares. Grantee shall have no voting rights with respect to the Restricted Shares until the expiration of the restrictions on the forfeitable Restricted Shares. From and after the date of the expiration of the restrictions on the forfeitable Restricted Shares, the Grantee shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any dividends that may be paid thereto.

6. Confidentiality, Inventions, Noncompetition and Nonsolicitation.

(a) Obligation to Maintain Confidentiality. Grantee acknowledges that the confidential or proprietary information and data (including trade secrets) of the Company or any of its Subsidiaries obtained by Grantee while employed by or in the service of the Company or any of their respective Subsidiaries (including, without limitation, prior to the date of this Agreement) (“Confidential Information”) are the property of the Company or such Subsidiaries, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which Grantee becomes aware during the period of Grantee’s employment or service. Therefore, Grantee agrees that he or she will not disclose to any unauthorized person, group or entity or use for Grantee’s own account any Confidential Information without the Company’s written consent, unless and to the extent that the Confidential Information, (i) becomes generally known to and available for use by the public other than as a result of Grantee’s acts or omissions to act, (ii) was known to Grantee prior to Grantee’s employment or service with the Company or any of its Subsidiaries and Affiliates, or (iii) is required to be disclosed pursuant to any applicable law or court order. Grantee shall use reasonable best efforts to deliver to the Company on the date of his or her termination of employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which Grantee may then possess or have under his or her control, but excluding financial information of the Company relating to Grantee’s ownership of the Restricted Shares, which information will nonetheless continue to constitute Confidential Information.

(b) Ownership of Property. Grantee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that were or are conceived, developed, contributed to, made, or reduced to practice by Grantee (either solely or jointly with others) while employed by or in the service of the Company or any of its Subsidiaries or Affiliates (including, without limitation, prior to the date of this Agreement) (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or such Subsidiary or Affiliate and Grantee hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Grantee in the course of Grantee’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Grantee hereby assigns and agrees to assign to the Company or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Grantee shall as promptly as practicable under the circumstances disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company (whether during or after Grantee’s employment with or service to the Company and its Subsidiaries) to establish and confirm the Company’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. Grantee understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the period of Grantee’s employment with or service to the Company and its Subsidiaries and thereafter, and without in any way limiting the provisions of Section 6(a) above, Grantee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or its Subsidiaries and Affiliates) or use, except in connection with his or her work for the Company or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by the Company in writing or unless and to the extent that the Third Party Information, (i) becomes generally known to and available for use by the public other than as a result of Grantee’s acts or omissions to act, (ii) was known to Grantee prior to Grantee’s employment with or service to the Company or any of its Subsidiaries and Affiliates, or (iii) is required to be disclosed pursuant to any applicable law or court order.

(d) Use of Information of Prior Employers. During Grantee’s employment or service, Grantee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Grantee has an obligation of confidentiality, and will not bring onto the premises of the Company, its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Grantee has an obligation of confidentiality unless consented to in writing by the former employer or person. Grantee will use in the performance of Grantee’s duties only information which is (i) (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company, its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Grantee has an obligation of confidentiality, approved for such use in writing by such former employer or person.

(e) Noncompetition and Nonsolicitation. Grantee acknowledges that in the course of Grantee’s employment Grantee will become familiar with the Company’s or its Subsidiaries’ trade secrets and with other confidential information concerning the Company or its Subsidiaries and that Grantee’s services will be of special, unique and extraordinary value to the Company or its Subsidiaries. Therefore, Grantee agrees that:

(i) Noncompetition. While employed by the Company or its Subsidiaries, and for a period of time following employment, as described below (the “Noncompete Period”), Grantee shall not, anywhere in the world where the Company or its Subsidiaries conduct or actively propose to conduct business during Grantee’s employment, directly or indirectly own, manage, control, participate in, consult with, be employed by or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries prior to Grantee’s termination of employment with the Company; provided, however, that Grantee may own up to 2% of any class of an issuer’s publicly traded securities. Nothing in this Section 6(e) (i) confers upon Grantee any right to receive severance or obligates the Company to pay any severance to Grantee in connection with his or her termination of employment for any reason.

(A) Termination without Cause. In the event of the Company’s termination of Grantee’s employment without Cause, the Noncompete Period shall be a period of up to one year following such termination, as determined by the Company in its sole discretion at the time of termination of employment. Commencing on the date of such termination of employment without Cause and continuing for the duration of the designated Noncompete Period, if any, the Company shall pay Grantee for each full month of the Noncompete Period an aggregate amount equal to 1/12th of Grantee’s annual base salary in effect as of the date of termination, payable in equal installments on the Company’s regular salary payment dates. The Company may determine not to impose a Noncompete Period, in which case no payments shall be required under this paragraph (A). Payment of any amounts to Grantee pursuant to this provision shall be reduced or offset by any severance paid or payable by the Company to Grantee following termination of employment pursuant to any other agreement Grantee may have with the Company.

(B) Termination for any Other Reason. In the event of the termination of Grantee’s employment by Grantee for any reason, or by the Company other than as provided in paragraph (A) above, the Noncompete Period shall be a period of one year following such termination. In the event of such termination of employment, the Company shall not make any payments to Grantee during such Noncompete Period.

(ii) Nonsolicitation. During the Noncompete Period, Grantee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof, and (ii) hire any person who was an employee of the Company or its Subsidiaries within 180 days prior to the time such employee was hired by Grantee, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its Subsidiaries or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or its Subsidiaries and with which the Company, its Subsidiaries or Affiliates has entered into substantive negotiations or has requested and received confidential information relating to the acquisition of such business by the Company, its Subsidiaries or Affiliates in the two-year period immediately preceding Grantee’s termination of employment with the Company.

(iii) Enforcement. If, at the time of enforcement of Section 6(e)(i) or (ii), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Grantee agrees that because his or her services are unique and Grantee has access to confidential information, money damages would be an inadequate remedy for any breach of Section 6. Grantee agrees that the Company, its Subsidiaries and Affiliates, in the event of a breach or threatened breach of this Section 6, may seek injunctive or other equitable relief in addition to any other remedy available to them in a court of competent jurisdiction without posting bond or other security.

(f) Acknowledgments. Grantee acknowledges that the provisions of this Section 6 are (i) in addition to, and not in limitation of, any obligation of Grantee’s under the terms of any employment agreement with the Company or a Subsidiary, (ii) in consideration of employment with the Company or its Subsidiaries, (iii) the issuance of the Restricted Shares by the Company and (iv) additional good and valuable consideration as set forth in this Agreement. In addition, Grantee agrees and acknowledges that the restrictions contained in Section 6 do not preclude Grantee from earning a livelihood, nor do they unreasonably impose limitations on Grantee’s ability to earn a living. In addition, Grantee acknowledges (i) that the business of the Company or its Subsidiaries will be international in scope and without geographical limitation, (ii) notwithstanding the state of incorporation or principal office of the Company or its Subsidiaries, or any of their respective executives or employees (including Grantee), it is expected that the Company or its Subsidiaries will have business activities and have valuable business relationships within its industry throughout the world, and (iii) as part of his or her responsibilities, Grantee will be traveling and conducting business throughout the world in furtherance of the Company’s business and its relationships. Grantee agrees and acknowledges that the potential harm to the Company or its Subsidiaries of the non-enforcement of this Section 6 outweighs any potential harm to Grantee of its enforcement by injunction or otherwise. Grantee acknowledges that he or she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Grantee by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company, its Subsidiaries and Affiliates now existing or to be developed in the future. Grantee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

7. Payment of Taxes. Grantee will, no later than the date as of which any amount related to the Restricted Shares first becomes includable in Grantee’s gross income for federal tax purposes, pay to the Company, or make other arrangements satisfactory to the Company regarding payment of, any federal, state and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount. Unless otherwise provided by the Committee, Grantee may elect that any such withholding requirement be satisfied, in whole or in part, by having the Company withhold a number of shares of Common Stock having a Fair Market Value on the date of withholding, equal to the minimum amount required to be withheld for tax purposes. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company or the employer Affiliate will have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8. Limitation on Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Grantee’s duties as an employee at any time

(with or without Cause), nor confer upon Grantee any right to continue as an employee of the Company or a Subsidiary for any period of time, or to continue Grantee’s present (or any other) rate of compensation or level of responsibility. Nothing in this Agreement shall confer upon Grantee any right to be selected again as a Plan Participant.

9. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

10. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

13. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

14. Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

15. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to Grantee at the address then currently on file with the Company, or any other address provided by Grantee in a written notice to the Company, and to the Company at Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647-1765, Attn: General Counsel, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

16. Entire Agreement. This Agreement and the terms of the Plan constitute the entire understanding between Grantee and the Company, and supersede all other agreements, whether written or oral, with respect to Grantee’s Restricted Shares.

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Signature Page to Restricted Stock Grant Agreement

Please execute the extra copy of this Agreement in the space below and return it to the Company to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

SYNIVERSE HOLDINGS, INC.

By:
Name:
Title:	Chief Executive Officer and President

Enclosures:	1.	Extra copy of this Agreement
Copy of the Plan Prospectus
Copy of the Plan

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of             , 2009

GRANTEE

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